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                                                               Exhibit (a)(1)(i)
                              FIRST WILKOW VENTURE
                                OFFER TO PURCHASE
                            LIMITED PARTNERSHIP UNITS

First Wilkow Venture, an Illinois limited partnership (the "Partnership"), is offering (the "Offer") to purchase for cash all, but not less than all, of the units of limited partnership of the Partnership (the "Units") held by each Unit holder who holds 50 or fewer Units as of the close of business on July 19, 2006 (the "Record Date"), subject to the terms set forth in this Offer to Purchase Limited Partnership Units (the "Offer to Purchase") and in the accompanying letter of transmittal. We will pay $122 per Unit properly tendered. Payment will be made promptly after the expiration of the Offer.

The Offer is conditioned upon receipt of tenders of Units from a sufficient number of Unit Holders to cause the Units to be held of record by fewer than 300 persons, thereby enabling us to terminate our status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and become a private, non-reporting company. If this were to occur, the Partnership will no longer file periodic reports with the Securities and Exchange Commission (the "SEC"), including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

If you would like to accept this Offer, you must tender all your Units in the manner described on page 12 below. Generally, once you tender your Units, you may not withdraw them. The Offer will expire at 5:00 p.m., Chicago time, on September 29, 2006 (the "Expiration Date"), unless extended or earlier terminated. We may extend or terminate this Offer at any time.

If you have any questions regarding this Offer or would like additional copies of these documents (free of charge), please contact the Partnership as follows:

         First Wilkow Venture
         180 North Michigan Avenue, Suite 200
         Chicago, Illinois 60601
         (312) 726-9622

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to make any recommendation on our behalf as to whether you should tender your Units pursuant to this Offer. No person has been authorized to give any information in connection with this Offer other than information contained in this Offer to Purchase.

The date of this Offer to Purchase is July 20, 2006.


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                               SUMMARY TERM SHEET

This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand the Offer and the other considerations that may be important about whether to tender all your Units, you should carefully read this Offer to Purchase in its entirety.

THE OFFER:                          We are offering to purchase for cash all of
                                    the Units held by each Unit holder who holds
                                    50 or fewer Units as of the close of
                                    business on the Record Date. Any such holder eligible to tender Units that elects to participate in this Offer will be required to tender all of their Units for purchase, and will not be permitted to tender only a portion of the Units held by such holder.
                                    The material terms and conditions of the Offer are set forth below. See also "Terms of the Offer."

PURCHASE PRICE:                     We will pay $122 for each Unit that is
                                    properly tendered by an eligible Unit
                                    holder. See "Terms of the Offer--General" and "Terms of the Offer--Purchase and Payment."

CONDITIONS:                         The Offer is conditioned upon the
                                    Partnership receiving tenders of Units from a sufficient number of Unit Holders to cause the Units to be held of record by fewer than 300 persons. See "Terms of the Offer--Conditions of the Offer."


EXPIRATION DATE:                    This Offer will expire at 5:00 p.m., Chicago
                                    time, on September 29, 2006 (the "Expiration
                                    Date"), unless extended or earlier
                                    terminated. In order for your tender to be accepted by us, we must receive your documents at or prior to the Expiration
                                    Date. We may extend or terminate the Offer at any time. We will notify you by public announcement, including by press release or other means intended to notify all Unit holders, if we decide to extend the Offer and make any public filings required by the SEC. See "Terms of the Offer--Expiration,
                                    Extension, and Amendment of the Offer."

EFFECTIVE DATE:                     Assuming the conditions to the Offer are met
                                    and the Offer is not extended, tendered
                                    Units will be transferred effective as of October 1, 2006. See "Terms of the
                                    Offer--Effective Date."

NO WITHDRAWAL OF                    Once you tender your Units, you may not
TENDERED UNITS:                     withdraw them, unless we materially amend
                                    the terms of the Offer.

PRINCIPAL EFFECTS ON                If you tender all your Units to us pursuant
TENDERING UNIT HOLDER:              to the Offer, you will no longer be a Unit
                                    holder of the Partnership and will no longer have voting rights, the right to receive any distributions from the Partnership, or any ownership in the equity of the Partnership.
                                    See also "Special Factors--Effects of the Transaction."

DEREGISTRATION:                     If the Offer is successful and results in
                                    our having fewer than 300 Unit holders of record, we will terminate our status as a reporting company under the Exchange Act and become a private, non-reporting company.
                                    This means we will no longer file periodic reports with the SEC, including, among other things, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. See also "Special
                                    Factors--Effects of the Transaction."

CONTINUING INFORMATION              After becoming a non-reporting company, our
FOLLOWING                           current intention is to provide our
DEREGISTRATION:                     remaining Unit holders with annual financial
                                    statements together with sufficient
                                    information to enable holders of Units to sell their Units under the safe harbor provided by Rule 144 established by the SEC.
                                    This information will not be as detailed or extensive as the information we currently file with the SEC, and we will not be subject to the many requirements imposed under the Sarbanes-Oxley Act of 2002.
                                    Accordingly, it may reduce the information and protections available to continuing Unit holders. See also "Special Factors--Effects of the Transaction."

NO TRADING MARKET:                  Our Units are not listed or quoted on any
                                    exchange or quotation service and there is no trading market in our stock. Accordingly, the Offer is unlikely have any material effect on the market for our Units.

FAIRNESS REVIEW:                    We have not engaged any person or entity to
                                    issue a "fairness" or similar opinion with respect to the Offer. The Offer is voluntary. We believe that $122 per Unit is a fair price to pay to the Units. See
                                    "Special Factors--Our Position as to the Fairness of the Offer", "Information About the Partnership--Summary Consolidated
                                    Financial Information", and "Special
                                    Factors--Determination of the Offering
                                    Price."

NO APPRAISAL RIGHTS:                This Offer is voluntary. You may, but are
                                    not required to, tender Units. We have not granted any Unit holder any voting, appraisal or dissenters' rights in connection with the Offer, and no appraisal or dissenters' rights are required by state law or otherwise. See "Terms of the Offer--No Dissenters' or Appraisal Rights."

FEDERAL INCOME TAX                  In general, your receipt of cash in exchange
CONSEQUENCES:                       for your Units will be a taxable transaction
                                    for United States federal income tax
                                    purposes, and may be such for state and
                                    local income tax purposes as well. If you are a foreign person, you may be subject to certain withholding. You should consult with your tax advisor before tendering your Units. See "Other Information Regarding the
                                    Offer--Federal Income Tax Considerations."

                              QUESTIONS AND ANSWERS

Q:       WHO IS OFFERING TO PURCHASE MY UNITS?

A:       First Wilkow Venture is offering to purchase your Units.

Q:       AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?

A:       Only holders of Units who hold 50 or fewer Units may tender all their
Units.

Q:       WHAT WILL I BE PAID FOR MY UNITS?

A:       The purchase price being offered is $122 per Unit. The full price will be paid to you in cash if your Units are purchased. We will not pay any interest on the purchase price during the period beginning with the date your Units are tendered and ending on the date you receive your payment.

Q:       WHEN WILL I RECEIVE MY MONEY?

A:       Your check will be mailed to you promptly after the effective date of
October 1, 2006 (which may be extended or terminated by the Partnership).

Q:       DO I HAVE TO TENDER MY UNITS?

A:       No, you may elect to continue to hold your Units and retain your rights as a Unit holder.

Q:       HOW DO I TENDER MY UNITS?

A:       If you wish to tender all your Units, please carefully complete and sign the enclosed letter of transmittal and deliver it to us at our address below:

         First Wilkow Venture
         180 North Michigan Avenue, Suite 200
         Chicago, Illinois 60601
         Attn: Marc R. Wilkow
         (312) 726-9622

Q:       HOW MUCH TIME DO I HAVE TO TENDER MY UNITS?

A:       You may tender all your Units at any time up to and including 5:00
p.m., Chicago time, on September 29, 2006. Your documents must be received in good order and properly executed by that deadline to be considered properly tendered. We may choose to extend or terminate the Offer for any reason. If we choose to extend the Offer, we will notify you as soon as practical by public announcement following the approval of an extension.

Q:       CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

A:       No. Once you elect to tender your Units, you cannot withdraw your tendered Units unless we materially amend the terms of the Offer.

Q:       WHY IS THE PARTNERSHIP MAKING THE OFFER?

A:       We are making the Offer with the purpose of reducing the number of holders of record of our Units to fewer than 300 and terminating our status as a reporting company under the Exchange Act. By so doing, we would no longer be required to file periodic reports with the SEC or be subject to other SEC rules and regulations, including the Sarbanes-Oxley Act of 2002. By ceasing to be a reporting company, we expect to achieve substantial cost savings. We also believe that the Offer will allow some holders of Units who no longer wish to be Unit holders to dispose of their Units.

Q:       WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE
OFFER?

A:       In general, your receipt of cash in exchange for your Units pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local, and other tax purposes as well. If you are a foreign person, you may be subject to certain withholding. Please consult with your tax advisor to determine the tax consequences of tendering your Units pursuant to the Offer in view of your own particular circumstances.

Q:       WHAT WILL HAPPEN IF UNITS ARE NOT TENDERED BY A SUFFICIENT NUMBER OF
HOLDERS TO REDUCE THE NUMBER UNIT HOLDERS TO FEWER THAN 300?

A:       If we do not receive tenders of Units prior to the Expiration Date from a sufficient number of holders to reduce the total number of Unit holders to fewer than 300, we may (1) terminate the Offer and return your Units to you, (2) extend the Offer, or (3) amend the terms of the Offer. If we extend the Offer or amend the terms of the Offer, we will notify you by public announcement within a reasonable time. We will, as required, also file the amendment or extension with the SEC.

Q:       WHAT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

A:       If you have additional questions, please contact us as described on the cover page to this Offer to Purchase.

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                                 SPECIAL FACTORS

PURPOSES OF THE OFFER

We have decided to commence the Offer primarily to achieve the objective of terminating our status as a "reporting company" under the Exchange Act. We also believe that the Offer will allow some holders of Units who no longer wish to be Unit holders to dispose of their Units.

BACKGROUND OF THE OFFER

Although we are currently a public reporting company, our Units have never been traded on any public market or exchange. In fact, are Units are subject to a number of restrictions on transfer pursuant to our Agreement of Limited Partnership, as amended (the "Partnership Agreement"). We have also not accessed the public capital markets. In the past few years the number of our Unit holders has been reduced as a result of the activities of our Unit holders themselves or the redemption by the Partnership of Units in a number of private transactions which are more fully described under "Information About the Partnership--Prior Unit Purchase" below. As of the Record Date, the Partnership only had 312 Unit holders. As a result, we believe that the Partnership could be taken private in an odd-lot tender offer with a modest expenditure by the Partnership coupled with the view that benefits of being a reporting entity are also outweighed by the administrative and compliance costs associated therewith as more fully described under "Information About the Partnership--Our Reasons for Pursuing the Offer."

General discussions of whether to take the Partnership private have occurred among the Partnership's management team, which includes the general partners, over the course of the last calendar year. In early 2006 the Partnership's management team, including the general partners, generally discussed the fact that they did not believe that the SEC was going to provide an applicable exemption from the requirements and costs of periodic reporting, documenting, improving and testing our internal control systems and other procedures, and complying with disclosure obligations under the Sarbanes-Oxley Act of 2002 for small business issuers. Formal discussions on whether to take the Partnership private, however, were commenced by the general partners on June 1, 2006 in response to the unsolicited and, in our opinion, substantially inadequate tender offer commenced by Mackenzie Patterson Fuller, LP, referred to herein as Mackenzie Patterson Fuller, together with certain other parties, on May 30, 2006, as more fully described under "Special Factors--Alternative Transactions" below . Despite what we believed to be a substantially inadequate offering price, the Partnership was required as a reporting entity to incur the expense of having to respond to the offer as required by the rules and regulations of the SEC. On June 1, 2006, our general partners first met to discuss the Mackenzie Patterson Fuller tender offer and our response. Also on June 1, 2006, Marc R. Wilkow, one of our general partners, met with attorneys at Neal, Gerber & Eisenberg LLP, the Partnership's outside legal counsel to discuss the Mackenzie Patterson Fuller tender offer and inquired at the meeting what formal steps would be required to take the Partnership private. The general partners and the Partnership's counsel also had similar discussion on June 6-7, 2006. The final decision by the general partners to commence the going private transaction was made by the general partners on July 14, 2006, after the Mackenzie Patterson Fuller tender offer expired in accordance with its terms on July 11, 2006 and after no Units that they were aware of were tendered by our Unit holders in the unsolicited tender offer, as subsequently reported by Mackenzie Patterson Fuller on an amendment to their Schedule TO filed with the SEC on July 27, 2006.

ALTERNATIVE TRANSACTIONS

On May 30, 2006, Mackenzie Patterson Fuller, together with certain other parties, commenced an unsolicited tender offer for the Units at $40 per Unit. In our response, we stated our belief that the offering price in the Mackenzie Patterson Fuller tender offer was substantially inadequate and recommended against their offer. While the purchase of Units may have reduced the number of Unit holders, due to the substantially inadequate price offered, we did not believe that the Mackenzie Patterson Fuller tender offer was likely to result in sufficient tenders to result in the number of Unit holders of record being less than 300. The Mackenzie Patterson Fuller tender offer expired in accordance with its terms on July 11, 2006.

As reported in a Schedule TO/A filed with the SEC by Mackenzie Patterson Fuller on July 27, 2006, no Units were tendered in the Mackenzie Patterson Fuller tender offer and, as a result, the Partnership was not called upon to exercise its right of first refusal under the Partnership Agreement. However, after the Partnership commenced the Offer, it became aware that two Unit holders purported to transfer their Units to an affiliate of Mackenzie Patterson Fuller for a purchase price of $200 and $250 per Unit, respectively, even though the Mackenzie Patterson Fuller tender offer was made for only $40 per Unit. Although we believe that these offers may have been made in violation of the federal securities laws and the rules and regulations of the SEC, the general partners exercised the Partnership's discretionary right of first refusal in order to obtain the Units which were purported to be transferred so that Mackenzie Patterson Fuller would not become a limited partner in the Partnership. On August 9, 2006, the Partnership exercised its right of first refusal to purchase 16 Units at a price of $200 per Unit and 20 Units at a price of $250 per Unit. The circumstances regarding this exercise are more fully described under "Special Factors--Our Position as to the Fairness of the Offer."

Other than the Mackenzie Patterson Fuller tender offer, we did not consider any alternative means to accomplish our objectives, nor are we aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of the Partnership with or into another company, (2) the purchase of all or a substantial part of the Partnership's assets or (3) a purchase of Partnership's securities that would enable the purchaser to exercise control of the Partnership. We have no plans or arrangements for any such transaction.

Except as set forth in this Offer to Purchase, we do not have any plans, proposals or current negotiations that would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership or any of its subsidiaries;

     - any purchase, sale or transfer of a material amount of assets of the Partnership or any of its subsidiaries;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of the Partnership;

     - any change in the present board of directors or management of the Partnership; or

     -   any other material change in the Partnership's structure or business.


OUR REASONS FOR PURSUING THE OFFER

Over the last several years, the costs of being a reporting company under the Exchange Act have increased substantially. As a reporting company, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Moreover, we believe that the annual costs associated with being a reporting company are disproportionate for a company of our size. The management time and attention associated with the preparation of these reports are considerable.

The costs to us of continuing to be a reporting company will increase even more next year, since certain provisions of the Sarbanes-Oxley Act of 2002, which currently only apply to larger companies, are scheduled to become effective for smaller reporting companies as well. The Partnership's management team, including the general partners, have been monitoring whether or not the SEC was going to provide an applicable exemption from the certain requirements under the Sarbanes-Oxley Act of 2002 for small business issuers. As these requirements are still scheduled to become effective, the burdens and costs of periodic reporting, documenting, improving and testing our internal control systems and other procedures, and complying with disclosure obligations under the Sarbanes-Oxley Act are anticipated to be significant. Among other things, such obligations are expected to entail substantial increases in annual accounting, legal and insurance costs, and heightened demands on our management. To the extent management's time and attention is focused on SEC compliance issues, there are fewer resources available to devote to operating our business. While we intend to continue making certain information available to our Unit holders (including the information required by our Agreement of Limited Partnership and the information described in Rule 144(c)(2) established by the SEC), we believe the costs of continuing to be a public reporting company outweigh the benefits to our Unit holders from complying with the reporting requirements of the Exchange Act and applicable requirements of the Sarbanes-Oxley Act of 2002.

Additionally, being a reporting company makes the Partnership amenable to third-party tender offers which, like the Mackenzie Patterson Fuller tender offer, are substantially inadequate. Despite being inadequate, however, the costs and burden on management of responding to such a tender offer are considerable. We believe that being a non-reporting company will make the Partnership less likely to be the target of such an offer and, in the event that we are targeted, will significantly reduce the costs and burden of responding.

Ultimately, we concluded that this Offer would be an efficient and effective way to reduce the number of our Unit holders of record, allowing us to terminate our status as a reporting company under the Exchange Act and eliminate the annual accounting and legal expenses and management costs associated with complying with the periodic reporting requirements of the Exchange Act and the enhanced regulatory burdens imposed by the Sarbanes-Oxley Act.

EFFECTS OF THE TRANSACTION

Following this termination, we will no longer be required to file periodic reports with the SEC and will no longer be subject to regulations imposed pursuant to the Sarbanes-Oxley Act. Because there is not now and never has been an active trading market for our Units, we believe that our Unit holders derive little benefit from our status as an SEC reporting company. Rather, we have been a reporting company solely as a result of the number of holders of outstanding Units.

As of the Record Date, there were 162,708 Units outstanding, which were owned of record by 312 record holders. Under applicable SEC rules, companies are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by fewer than 300 persons. If a sufficient number of Unit holders tender their Units to reduce the number of record holders of Units below 300, we intend to terminate the registration of the Units under the Exchange Act. Under the terms of the Offer, it is a condition of the Offer that enough Unit holders tender their Units so that the total number of Unit holders is less than 300.

To the extent that, upon expiration of the Offer, an insufficient number of Unit holders have tendered to reduce the number of record holders of Units to fewer than 300, we may seek to extend the Offer to allow eligible Unit holders additional time to tender their Units.

If we suspend our reporting obligations with respect to the Units, we will have no obligation under federal securities laws to provide our Unit holders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it will be more difficult for our Unit holders to obtain information about us. Consistent with our obligations pursuant to our Agreement of Limited Partnership, as amended, we intend to provide our remaining Unit holders with basic financial information on an annual basis after we become a non-reporting company. In addition to the information required by our Agreement of Limited Partnership, we intend to make sufficient information available to enable holders of Units to sell their Units, subject to the applicable terms of the Agreement of Limited Partnership, under the safe harbor provided by Rule 144 established by the SEC. However, this information will not be as detailed or extensive as the information we currently file with the SEC.

Assuming the Offer is fully subscribed, we expect to pay approximately $231,800 in aggregate consideration in the Offer. As a result, we do not believe the completion of the Offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this Offer will be funded from available working capital. Units that are purchased by the Partnership will be cancelled and not be considered as issued or outstanding capital securities of the Partnership.

We were also aware of and considered the following potential adverse effects of the Offer:

     - Tendering Unit holders will cease to participate in any future distributions from the Partnership or in any increases in the value of the Units. A tendering Unit holder will also cease to have voting rights.

     - As indicated above, if as a result of this Offer we become eligible to do so, we intend to terminate our status as a reporting company under the Exchange Act. This may lead to less disclosure to Unit holders, decreased focus on internal control and other financial protections, and fewer regulatory protections for Unit holders.

     - After termination of our status as a reporting company, we will no longer be required to file periodic reports with the SEC. As a result, it may be difficult for our remaining Unit holders to receive timely information concerning the development of our business, our financial condition or results of operations.


OUR POSITION AS TO THE FAIRNESS OF THE OFFER

We established the Offer price of $122 per Unit based on our belief that the Offer price is fair to all of our Unit holders. Our Unit holders, for purposes of this fairness determination, fall into three categories. The first category consists of our unit Holder who are "affiliates" of the general partners. The second category consists of our Unit holder who are "unaffiliated" with our general partners that are eligible to participate in this Offering. The third category consists of those unaffiliated Unit holder who are "unaffiliated" with our general partners that are not eligible to participate in this Offering. Our determination of the fairness of this offer to all our Unit holders has been made after considering each of the following factors:

     -   The Offer is voluntary odd-lot tender offer.

     - The Offer provides an opportunity for certain Unit holders who no longer wish to be Unit holders to dispose of their Units.

     -   There is no current or historical trading market for the Units.

     -   Our net book value per Unit was $91.69 as of December 31, 2005.

     - The price of $122 per Unit was calculated based on the estimated liquidation value of the Partnership. (See "Determination of the Offering Price" below.)

     - Recent redemptions of Units by the Partnership have been made at a price of $84 to $85 per Unit, which are significantly below the current Offer of $122 per Unit.

     -   The Mackenzie Patterson Fuller tender offer was priced at $40 per Unit.

     - Our Partnership Agreement, contains terms that may prevent the ability of third parties to purchase Units. Section 16.1 of the Partnership Agreement provides that no Unit holder may sell all or any portion of his or her Units without the consent of both general partners. Section
         16.2 of the Partnership Agreement grants the Partnership a "right of first refusal" if any Unit holder receives a bona fide offer to buy such holder's Units.

     - The aggregate cost to the Partnership of this Offer compared to the expected continuing costs of being a reporting company.

     - The application of the Sarbanes-Oxley Act of 2002 to us has resulted and will result in additional costs and compliance burdens for us.

     - Unaffiliated Unit holders who are ineligible to participate and unaffiliated Unit holder who elect not to participate will continue to own Units that are identical in their terms and be impacted on a pro rata basis in the same manner as those Units held by affiliate Unit holders.

     - Unaffiliated Unit holder who are not eligible to participate in the Offering will benefit from lower operating costs of the Partnership in the event the Partnership becomes private.

     - Eligibility to participate in this odd-lot Offering is based on the number of units held by a Unit holder, and without regard to affiliated or unaffiliated status.

     - Any slight increase in the percentage of the beneficial ownership (even if the Offer is fully subscribed) of any unit Holders after the completion of a successful going private transaction will be shared pro rata by all remaining affiliated and unaffiliated Unit holders.

In reaching the determination that the Offer is fair to our Unit holders, we considered all factors as a whole and did not assign specific weights to particular factors. None of the factors that we considered led us to believe that the Offer is unfair to the any of our Unit holders. Our general partners and their affiliates are treated and impacted by this Offer in exactly the same way with respect to the factors listed above as both our unaffiliated Unit holders who are not eligible to participate in the transaction and those unaffiliated Unit holders who choose not to participate in the Offer. We believe that the Offering price of $122 per Unit, which represents an estimate of the Partnership's liquidation value per Unit, is a fair price to both those affiliated and unaffiliated Unit holders who are eligible to participate in the Offer and to the affiliated and unaffiliated Unit holder who will continue to be Unit holders after the completion of the Offer, as further discussed in "Special Factors--Determination of the Offering Price" below and "Special Factors--Our Reasons for Pursuing the Offer" above. As described more fully below, the Partnership believes that the Offering price of $122 per Unit does not reflect either a premium or a discount in the value of the Units, and, therefore, there is no adverse economic impact on either the holders electing to tender their Units and those that will continue to be Unit holders after the completion of the Offer. The Partnership estimates that the cost to the Partnership incurred as a result of this Offer will be offset through savings of anticipated continuing costs that the Partnership would otherwise incur as a reporting company, including the costs associated with Sarbanes-Oxley Act requirements that will become effective in the future.

In addition, in the event this Offer is successful in taking the Partnership private, there will be no significant adverse impact on the liquidity of affiliated and unaffiliated Unit holders since there is no current market for the Units, and the Units are already subject to the restrictions on transfer and rights of first refusal in our Partnership Agreement. We also intend, as set forth in "Special

Factors--Effects of the Transaction" above, to continue to provide our remaining Unit holders with basic financial information on an annual basis, information required by our Agreement of Limited Partnership, and sufficient information to enable holders of Units to sell their Units, subject to the applicable terms of the Agreement of Limited Partnership, under the safe harbor provided by Rule 144 established by the SEC.

We did not attempt to appraise the value of the Partnership as a going concern. The Partnership believes it is analogous to a holding company, as opposed to an operating business. The Partnership has passive ownership interests in various real estate assets, and it does not have employees or any material intangible assets such as a "brand" or goodwill. In short, we believe that the equity value of the Partnership is merely the sum of the net equity value of its ownership interests.

In addition to the foregoing, after the Partnership commenced the Offer, it became aware that two Unit holders purported to transfer their Units to an affiliate of Mackenzie Patterson Fuller. One purported transfer was made at the price of $200 per Unit and the other was made at the price of $250 per Unit, even though the Mackenzie Patterson Fuller tender offer was made for only $40 per Unit. Although we believe that these offers may have been made in violation of the federal securities laws and the rules and regulations of the SEC, the general partners exercised the Partnership's discretionary right of first refusal in order to obtain the Units which were purported to be transferred so that Mackenzie Patterson Fuller would not become a limited partner in the Partnership. The Partnership exercised its right of first refusal on August 9, 2006, and referred the matter to the SEC. The Partnership has, however, reserved all its rights to exercise any and all legal and equitable rights available to the Partnership (including any rights under the Partnership Agreement, which could include the right to rescind the sale of the Units) in the event that it is determined by the SEC or a court or other authority of proper jurisdiction that the offers by Mackenzie Patterson Fuller were determined to have been made in violation of the federal securities laws or the rules and regulations of the SEC.

These purported transfers were made after the initiation of the Offer and we have no specific knowledge of the financial basis justifying the Mackenzie Patterson Fuller affiliate's purchase price of $200 and $250 per Unit, particularly in light of the fact that the offer price in their tender offer was only $40 per unit. Accordingly, we do not consider these prices selectively offered to two small Unit holders as a reliable or relevant measure of the value of a Unit and such offer prices have not affected our position that the Offer price of $122 is fair both to our Unit holders who elect to sell their Units in this Offer and those who will remain Unit holders after the completion of this Offer.

The Offer was approved unanimously by both general partners, who elected not to retain an independent financial advisor or an unaffiliated representative to act solely on the behalf of our unaffiliated odd-lot Unit holders for purposes of negotiating the terms of the Offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the Offer or relating to the fairness of the transaction to the Partnership or any Unit holder. In reaching their decision not to retain an independent representative, the general partners took into consideration the "holding company" nature of the business of the Partnership, that the Offer is of a voluntary nature and open only to holders of the smallest number of our Units, and that a successful Offer will have the same pro rata impact on the general partners and our affiliated Unit holders as it does on our unaffiliated Unit holders who remain after the close of a successful Offer. Furthermore, in order for us to be successful in taking the Partnership private, only 13 of our Unit holders must choose to participate in this transaction. We did not retain an independent financial advisor or obtain a "fairness opinion" because the time and any expense that would be incurred by the Partnership in order to obtain such a fairness opinion from a third party for an odd-lot tender offer, particularly when considering the low dollar value of both any individual purchase in the Offer or the aggregate maximum possible value of the Offer, was determined not to be in the best interests of the Partnership or its Unit holders.

Neither Illinois law nor the Partnership Agreement requires that Unit holders approve the Offer.

DETERMINATION OF THE OFFERING PRICE

The price of $122 per Unit was calculated based on: (i) the estimated liquidation value of the Partnership on a per-Unit basis as of December 31, 2005, which was $124 per Unit, less (ii) the $2 per Unit special distribution made on April 10, 2006. To arrive at the liquidation value per Unit as of December 31, 2005, M & J Wilkow, Ltd. (an affiliate of the Partnership) completed an internal valuation of all of the assets owned directly or indirectly by the Partnership, a copy of which is incorporated in the Consolidated Book and Liquidation Value Balance Sheets at December 31, 2005, which is attached hereto as Exhibit A. The estimates used in this internal valuation have not materially changed since December 31, 2005. As specifically noted in the exhibit, the valuation of underlying assets was generally based on an Income Capitalization Approach using a direct capitalization methodology whereby adjusted budgeted net operating income for calendar year 2006, i.e. gross revenues less operating expenses, less a reserve (the amount of which varies depending upon the extent of anticipated capital expenditures) was capitalized. The selection of an appropriate capitalization rate involves consideration of recent market transactions, prevailing interest rate levels and the risks inherent in the asset. Asset acquired during calendar year 2005, however, have been valued at cost, and the value of the Partnership's interest in single purpose ownership entities that sold their respective assets in 2005 are based on the Partnership's proportionate interest in any existing net cash reserves, pending an orderly dissolution of the ownership entity.

Once the gross asset value was estimated, M & J Wilkow, Ltd. deducted (a) mortgage debt; (b) other liabilities, e.g. accrued expenses such as real estate taxes, utility costs, insurance premiums that would typically be the subject of a proration statement at closing; and (c) estimated closing costs which are generally assumed to equal 2% of the assumed sale price, thereby estimating the amount of net proceeds that would be available for distribution to the Partnership if all of the assets were liquidated at one time. The resulting amount was then divided by the number of units outstanding to arrive at an estimated liquidation value per Unit. The liquidation value of the Partnership is an estimate only, as the Partnership may realize a greater or lower value for its assets upon liquidation than the estimated value.

NO RECOMMENDATION

WE ARE NOT MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR UNITS. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR UNITS FOR PURCHASE.


                               TERMS OF THE OFFER

GENERAL

We are offering to purchase for cash all, but not less than all, of the Units held by each Unit holder who holds 50 or fewer Units as of the close of business on the Record Date. As of the record date, 1,900 Units were held by Unit holders eligible to participate in the Offer.

Properly tendered and accepted Units will be purchased at a price of $122 per Unit. A proper tender will include delivery of a properly executed letter of transmittal to us and any required attachments. Payment for properly tendered Units will be made promptly following the effective date of October 1, 2006 (as it may be extended), without interest.

Participation in the Offer is entirely voluntary. You may choose to continue to hold your Units and retain your rights as a Unit holder. If you elect to tender Units, you must tender all of your Units. Once you elect to tender all your Units, you cannot withdraw your tendered Units unless we materially amend the terms of the Offer. We will not accept any alternative, conditional or contingent tenders.

Because the Offer is being made only to Unit holders who hold 50 or fewer Units, the Offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Exchange Act. In addition, because we expect to terminate our status as a reporting company under the Exchange Act following completion of the Offer, the Offer constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Exchange Act.

CONDITIONS OF THE OFFER

The Offer is conditioned upon our receipt of tenders of Units from a sufficient number of Unit Holders to cause the Units to be held of record by fewer than 300 persons.

EXPIRATION, EXTENSION, AND AMENDMENT OF THE OFFER

This Offer will expire on September 29, 2006, unless extended to a later date at our discretion. Your Offer documents must be received by us no later than 5:00 p.m., Chicago time, on the Expiration Date, or on any date thereafter to which the Offer is extended. We reserve the right, in our sole discretion and at any time or from time to time to extend the period of time during which our Offer is open by giving you an oral or written notice of the extension of the Expiration Date. We will notify you by public announcement, including by press release or other means intended to notify all Unit holders, within a reasonable period following any decision to extend the Offer period. There can be no assurance, however, that we will exercise our right to extend the Offer. During any extension, all shares previously tendered will remain subject to the Offer, except if there is a material modification to the Offer. Any extension will be issued no later than 9:00 a.m. Eastern Standard Time on the next business day after the previously scheduled Expiration Date. We will make the necessary filings for the extension as required by the SEC. Material changes to information previously provided to Unit Holders in this Offer to Purchase will be disseminated to Unit Holders in compliance with the rules promulgated by the SEC.

EFFECTIVE DATE

Assuming the conditions to the offer are satisfied and the Offer is not extended, tendered Units will be transferred to the Partnership effective as of October 1, 2006. Unit holders who tender their Units will be eligible to receive any distributions declared by the Partnership with a record date of September 30, 2006, or sooner. In the event that the Offer is extended, the effective date of the offer will be similarly extended.

PROCEDURE FOR TENDERING UNITS

If you wish to tender Units, you should complete and sign the enclosed letter of transmittal according to its instructions and mail or deliver it (together with all required attachments) in the enclosed envelope to us at the address on the cover page of this Offer to Purchase prior to 5:00 p.m., Chicago time, on the Expiration Date.

The method of delivery of all documents, including the letter of transmittal, is at the election and risk of the tendering Unit holder. In all cases, sufficient time should be allowed to assure timely delivery of documents.

REJECTION; DETERMINATION OF VALIDITY

We reserve the right to reject any or all tenders of Units that we determine are not in proper form or that do not constitute all of the Units held by the tendering holder. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units or any particular Unit holder. All questions as to the number of Units to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by us.

REPRESENTATIONS OF TENDERING UNIT HOLDERS

A tender of Units by you will be treated as a representation by you that (i) you are tendering all of your Units and (ii) are the owner of tendered Units free and clear of any liens or other encumbrances and have the authority to sell the tendered Units to us. You must also agree to complete any additional documents that we request in order to complete the sale of your Units to us.

NO DISSENTERS' OR APPRAISAL RIGHTS

Under applicable Illinois law, Unit holders are not entitled to exercise dissenters' or appraisal rights in connection with the Offer. We have not granted any Unit holder any voting, appraisal or dissenters' rights in connection with the Offer.

NO UNIT HOLDER VOTE

The Offer is not subject to Unit holder vote.

NO WITHDRAWAL RIGHTS

Once you tender your Units, you may not withdraw them from the Offer unless we materially amend the terms of the Offer.

PURCHASE AND PAYMENT

Promptly following the effective date of October 1, 2006 (as it may be extended), subject to the terms and conditions of the Offer, we will accept for payment and pay for Units properly tendered before the Expiration Date. When we accept your tender of Units, we will promptly send payment for the Units to you. We will not pay interest on the purchase price to be paid regardless of any delay in making payment.


                      OTHER INFORMATION REGARDING THE OFFER

SOURCE AND AMOUNT OF FUNDS

Assuming the Offer is fully subscribed, the total cost to us of purchasing Units in the Offer would be approximately $231,800. This amount does not include our expenses associated with the Offer, which are described below under "Fees and Expenses."

We intend to pay for all validly tendered Units, as well as for the costs and expenses of this Offer, with available working CAPITAL.

FEES AND EXPENSES

The Partnership will be responsible for paying all expenses associated with the Offer. We currently estimate that our total expenses associated with the Offer will be $42,500, consisting of the following:

         Legal Fees                           $60,000
         Printing and Mailing                  $1,500
         SEC Filing Fees                          $25
         Miscellaneous                           $975
         Total Estimated Expenses             $62,500

Tenders may be solicited by general partners, officers and employees of the Partnership in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to this Offer.

FEDERAL INCOME TAX CONSIDERATIONS

In general, if you tender your Units pursuant to this Offer, your receipt of cash in exchange for your Units will be a taxable transaction for U.S. federal income tax purposes. Upon the exchange of your Units, you will generally recognize gain or loss equal to the difference between the amount of cash received (together with an amount equal to any reduction in your share of Partnership liabilities that is treated as a distribution of money under Section 752 of the Internal Revenue Code of 1986, as amended (the "Code")) and your tax basis in the Units tendered. Accordingly, it is possible that the amount of gain recognized in connection with the exchange of your Units may exceed the amount of cash you receive.

Assuming you hold your Units as a capital asset, gain or loss recognized upon their exchange will generally be treated as capital gain or loss. Any capital gain or loss will generally constitute a long-term capital gain or loss if the holding period for your Units is greater than one year as of the date of the exchange and a short-term capital gain or loss if the holding period is one year or less as of the date of exchange. However, to the extent that you receive cash (or are deemed to receive cash, under Section 752 of the Code, due to a reduction in your share of Partnership liabilities) in exchange for your interest in "unrealized receivables" or "substantially appreciated inventory items" (as defined in Section 751 of the Code) ("Section 751 Property") of the Partnership, then, prior to computing the amount of your gain or loss as described in the preceding paragraph, you will be treated as having received a distribution of your interest in such Section 751 Property, and then as having sold such Section 751 Property to the Partnership (as constituted after the redemption of your Units) in exchange for the amount of money treated as distributed to you in exchange for your interest in such Section 751 Property of the Partnership. For this purpose unrealized receivables include, to the extent not previously included in Partnership income, amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the exchange of the Units (including, but not limited to, certain types of depreciation recapture pursuant to Sections 1245 and 1250 of the Code). You will realize ordinary income or loss on any such deemed sale by you of Section 751 Property to the Partnership, and the amount of your income or loss will be measured by the difference between (1) the amount of money that you are treated as receiving in exchange for your interest in Section 751 Property of the Partnership and (2) your adjusted basis for the Section 751 Property deemed relinquished in the exchange (as determined pursuant to Section 732 of the Code).

The foregoing discussion does not address various tax rules that may apply if you are subject to special tax treatment, such as if you are a foreign person or you do not hold your Units as a capital asset. The Partnership is required to withhold a portion of the amount realized by foreign persons upon the exchange of Units and, accordingly, will withhold such amounts unless you certify (by executing the accompanying FIRPTA certificate) that you are a non-foreign person. Please consult with your personal tax advisor with respect to the particular federal, state, and local tax consequences to you as a result of tendering Units in light of your own particular circumstances.

The Partnership will not incur any federal income tax liability as a direct result of the completion of the Offer.

INTENTIONS OF INSIDERS

None of the Partnership's general partners, executive officers or affiliates is eligible to participate in the Offer and, accordingly, will not tender any Units in the Offer. None of the Partnership's general partners, executive officers or affiliates is authorized to make a recommendation either in support of or opposition to the Offer.


                        INFORMATION ABOUT THE PARTNERSHIP

THE PARTNERSHIP

The name of the Partnership is First Wilkow Venture, an Illinois limited partnership. The address and telephone number of the Partnership's principal executive offices is 180 N. Michigan, Suite 200, Chicago, Illinois 60601, (312) 726-9622.

THE UNITS

As July 1, 2006, there were 162,708 Units outstanding. The Units are not traded on a national or regional securities exchange and are not quoted on any quotation service and no public market exists for our stock. Unit holders may not sell, transfer, bequeath or assign their Units except to the Partnership.

GENERAL PARTNERS

Marc R. Wilkow and Clifton J. Wilkow are the general partners and executive officers of the Partnership, and their business address and phone numbers are the same as the Partnership's.

Marc R. Wilkow and Clifton J. Wilkow have each been engaged in real estate activities for over 30 years as officers of M & J Wilkow, Ltd., a closely held corporation, and certain affiliated companies which have been involved (through their predecessors in interest) in the acquisition, sale, development, leasing, operation, brokerage and management of real estate since 1939. Both are United States citizens.

Marc R. Wilkow is 56 years old and has been in the real estate management and investment business since 1977. He is principally involved in the Partnership's capital events, such as acquisitions, refinancings and dispositions, as well as administrative matters. He is also a lawyer and the sole stockholder of the law firm of Wilkow & Wilkow, P.C.

Clifton J. Wilkow is 53 years old and is Marc's brother. He has been involved in the business of the Partnership since 1976, principally with day-to-day operations and the supervision of leasing activity.

No general partner has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and no general partner was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

RELATED PARTY TRANSACTIONS

Both Marc R. Wilkow and Clifton J. Wilkow are parties to the Partnership Agreement.

Management, leasing and consulting fees paid to M & J Wilkow, Ltd. and M & J Wilkow Brokerage Corp. (companies whose principal shareholders are general partners of the Partnership) for the years ended December 31, 2005, 2004 and 2003, were $1.49M, $1.27M, and $1.32M, respectively. These fees related to a portfolio encompassing approximately 435,000 square feet. These fees were paid by the Partnership for property management and leasing services provided by M & J Wilkow that are outside of the capabilities of the Partnership and the scope of the responsibilities of our general partners. Further, all of the fees paid to M & J Wilkow were paid at customary market rates.

No additional or special fee was paid to M&J Wilkow, Ltd. in connection with the determination of the Offering Price as more fully described under "Special Factors--Determination of the Offering Price" above.

Professional fees paid during the years ended December 31, 2005, 2004 and 2003, to Wilkow & Wilkow, P.C. (a company owned by a general partner of the Partnership) for services in the ordinary course of business were $39,000, $38,000 and $41,000, respectively. For the years ended December 31, 2005, 2004 and 2003, $79,911, $84,883 and $91,275, respectively, were paid to M & J Wilkow, Ltd. for administrative services. These fees for the administrative services provided to the Partnership were paid at customary market rates.

The general partners and/or entities controlled or managed by one or more of such partners have ownership interests in a majority of the real estate projects in which the Partnership also has ownership interests.

Rental income received from M & J Wilkow, Ltd. (a company whose principal shareholders are partners of the Partnership) was $0.31M, $0.29M and $0.28M for the years ended December 31, 2005, 2004 and 2003, respectively, under a lease for office space. These fees for the administrative services provided to the Partnership were paid at customary market rates.

DISTRIBUTION INFORMATION

The Partnership made distributions to Unit holders during the past two years as follows:


                                             AGGREGATE   AMOUNT PER
        DATE                                    AMOUNT         UNIT
        July 10, 2004                         $188,007        $1.10
        October 10, 2004                       188,007         1.10
        January 10, 2005                     1,042,588         6.10
        April 10, 2005                       1,068,225         6.25
        July 10, 2005                          206,440         1.25
        October 10, 2005                       204,402         1.25
        January 10, 2006                       203,733         1.25
        April 10, 2006                         537,853         3.30
        July 10, 2006                          211,520         1.30

PRIOR UNIT PURCHASES

During the second quarter of 2005, 4,963 Units were redeemed by the Partnership in a number of private transactions at a redemption price of $84 per unit, resulting in an aggregate redemption price paid by the Partnership of $416,892.

During the third quarter of 2005, 2,430 Units were redeemed by the Partnership in a number of private transactions at a redemption price of $84 per unit, resulting in an aggregate redemption price paid by the Partnership of $204,120.

During the fourth quarter of 2005, 537 Units were redeemed by the Partnership in a number of private transactions at a redemption price of $84 per unit, resulting in an aggregate redemption price paid by the Partnership of $45,108.

During the second quarter of 2006, 278 Units were redeemed by the Partnership in a private transaction at a redemption price of $85 per Unit, resulting in an aggregate redemption price paid by the Partnership of $23,630.

On August 9, 2006, the Partnership exercised its right of first refusal to purchase 16 Units at a price of $200 per Unit and 20 Units at a price of $250 per Unit. The circumstances regarding this exercise are more fully described under "Special Factors--Our Position as to the Fairness of the Offer" above.

RECENT TRANSACTIONS, NEGOTIATIONS AND CONTACTS

Except for the Mackenzie Patterson Fuller tender offer described in "Special Factors--Alternative Transactions" above and the purchases by the Partnership of Units described in "Prior Unit Purchases" above, during the last two years, we have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of Partnership management or sale or other transfer of a material amount of our assets.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Before making a decision to tender your Units, you should read the financial information appearing below, as well as the financial statements and accompanying notes incorporated by reference into this Offer to Purchase. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

The following summary financial information is derived from our audited consolidated financial statements for the years ended December 31, 2005 and 2004, and our unaudited condensed consolidated financial statements for the three months ended March 31, 2006 and 2005. In the opinion of our management, these unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these financial statements. Historical results are not necessarily indicative of the results that may be expected in the future.

                              FIRST WILKOW VENTURE
                             (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEET



                                                                        June 30, 2006    December 31,     December 31,
                                                                         (Unaudited)         2005             2004
                                                                       ---------------- ---------------- ----------------
                                     ASSETS

REAL ESTATE AND INVESTMENTS IN REAL ESTATE PARTNERSHIPS

Real Estate:
                       Land                                                 $4,030,069       $4,030,069       $4,030,069
                       Buildings and Improvements                           37,917,854       36,234,771       33,052,041
                       Fixtures and Equipment                                    5,329           23,511           23,511
                                                                       ---------------- ---------------- ----------------
                                    Total                                   41,953,252       40,288,351       37,105,621
                       Less-Accumulated Depreciation                        15,545,609       15,201,137       14,360,780
                                                                       ---------------- ---------------- ----------------
                                    Net Real Estate                         26,407,643       25,087,214       22,744,841
Investments in Real Estate Partnerships                                      3,276,659        3,399,869        5,060,888
                                                                       ---------------- ---------------- ----------------
                                    Total                                   29,684,302       28,487,083       27,805,729
                                                                       ---------------- ---------------- ----------------

LOANS RECEIVABLE                                                                86,963           86,963           86,963
                                                                       ---------------- ---------------- ----------------

OTHER ASSETS
                       Cash and Cash Equivalents                             4,513,547        5,271,107        9,863,712
                       Certificates of Deposit - Restricted                          0          250,000          250,000
                       Receivables and Prepaid Expenses                      1,317,593        1,161,729        1,193,922
                       Deposits                                              1,080,076        1,070,346          893,892
                       Deferred Charges                                      1,658,141        1,445,438        1,345,651
                                                                       ---------------- ---------------- ----------------
                                    Total                                    8,569,357        9,198,620       13,547,177
                                                                       ---------------- ---------------- ----------------

                                    TOTAL ASSETS                           $38,340,622      $37,772,666      $41,439,869
                                                                       ================ ================ ================

                        LIABILITIES AND PARTNERS' CAPITAL

MORTGAGES PAYABLE                                                          $20,976,181      $19,472,016      $19,638,439
                                                                       ---------------- ---------------- ----------------

OTHER LIABILITIES
                       Accounts Payable & Accrued Expenses                      68,603          164,525           95,758
                       Accrued Property Taxes                                1,343,703        1,330,033        1,297,188
                       Deferred State Income Taxes                             128,000          128,000          170,000
                       Security Deposits and Prepaid Rent                      507,934          414,622          856,963
                                                                       ---------------- ---------------- ----------------
                                    Total                                    2,048,240        2,037,180        2,419,909
                                                                       ---------------- ---------------- ----------------

MINORITY INTEREST                                                            1,079,060        1,318,958        3,137,378
                                                                       ---------------- ---------------- ----------------

PARTNERS' CAPITAL                                                           14,237,141       14,944,512       16,244,143
                                                                       ---------------- ---------------- ----------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                                    $38,340,622      $37,772,666      $41,439,869
                                                                       ================ ================ ================

BOOK VALUE PER UNIT                                                             $87.35           $91.69           $95.03
                                                                       ================ ================ ================


                              FIRST WILKOW VENTURE
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND
                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004


                                                                Six Months       Six Months      Twelve Months   Twelve Months
                                                              Ended June 30,     Ended June     Ended Dec. 31,  Ended Dec. 31,
                                                                   2006           30, 2005           2005            2004
                                                              ---------------- --------------- ---------------- ----------------
REVENUES
             Rental Income                                         $3,742,220      $3,971,359       $8,052,653       $8,375,821
             Interest Income                                          111,190          97,070          218,226          120,296
             Gain on disposal of real estate and other
              revenue                                                  85,648          51,078          119,925          151,234
                                                              ---------------- --------------- ---------------- ----------------
                                                                    3,939,058       4,119,507        8,390,804        8,647,351
                                                              ---------------- --------------- ---------------- ----------------

PARTNERSHIP INVESTMENTS' INCOME
             Share of Net Income                                      785,678         192,468        2,031,436        5,056,986
                                                              ---------------- --------------- ---------------- ----------------

EXPENSES
             Operating Expenses                                     2,093,740       1,839,518        4,137,910        4,340,605
             Real Estate Taxes                                        659,399         640,936        1,324,139        1,255,043
             Depreciation and Amortization                            779,497         635,598        1,276,562        1,251,479
             Interest Expense                                         772,294         666,673        1,381,154        1,552,783
             General and Administrative                                72,509          85,266          135,131          112,261
                                                              ---------------- --------------- ---------------- ----------------
                                                                    4,377,439       3,867,991        8,254,896        8,512,171
                                                              ---------------- --------------- ---------------- ----------------

INCOME BEFORE MINORITY INTEREST                                       347,297         443,984        2,167,344        5,192,166


MINORITY INTEREST IN SUBSIDIARIES'
         NET INCOME                                                  (280,127)        (55,215)        (279,196)      (1,134,155)
                                                              ---------------- --------------- ---------------- ----------------

NET INCOME                                                            $67,170        $388,769       $1,888,148       $4,058,011
                                                              ================ =============== ================ ================

NET INCOME PER UNIT                                                     $0.41           $2.27           $11.58           $23.74
                                                              ================ =============== ================ ================


                              FIRST WILKOW VENTURE
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND
                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

                                                               Six Months Ended               Twelve Months Ended
                                                                   June 30,                       December 31,
                                                       -------------------------------- ---------------------------------
                                                            2006             2005            2005             2004
                                                       ---------------- --------------- ---------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                     $67,170        $388,769       $1,888,148       $4,058,011

Noncash Items Included in Net Income:
      Depreciation and Amortization                            779,496         635,599        1,276,562        1,251,479
      Income allocated to minority interests                   280,127          55,215                0                0
      Share of Partnership Investments' Net Income            (785,678)       (192,468)      (2,031,436)      (5,056,986)
      Deferred state income taxes                                    0               0          (42,000)               0
      (Increase) Decrease in operating assets:
             Receivables and Prepaid Expenses                 (155,864)         40,211           32,193         (312,833)
             Deposits                                           (9,730)       (112,098)        (176,454)         126,439
      (Decrease) Increase in operating liabilities:
             Accounts Payable and Accrued Expenses             (95,922)         26,861           68,767         (250,034)
             Accrued Property Taxes                             13,670           7,885           32,845           (4,808)
             Security Deposits and Prepaid Rent                 93,312        (195,822)        (442,341)         350,223
                                                       ---------------- --------------- ---------------- ----------------
Net Cash Provided by Operating Activities                      186,581         654,152          606,284          161,491
                                                       ---------------- --------------- ---------------- ----------------

CASH FLOWS FROM INVESTING ACTIVITIES

      Decrease in Restricted Cash                              250,000               0                0                0
      Investment in partnerships                                     0        (478,000)        (587,740)        (697,747)
      Partnership Investment Draws                             908,888         202,560        4,280,195        7,935,687
      Investment in Land and Buildings                      (1,947,098)       (976,491)      (3,363,001)      (1,709,278)
      Decrease in Minority Interest                           (520,025)     (1,054,247)      (1,818,420)         (14,063)
      Investment in Deferred Charges                          (365,530)       (169,778)        (355,721)        (408,891)
                                                       ---------------- --------------- ---------------- ----------------
Net Cash Provided (Used) by Investing Activities            (1,673,765)     (2,475,956)      (1,844,687)       5,105,708
                                                       ---------------- --------------- ---------------- ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Cash Distributions to Partners                          (774,541)     (2,110,813)      (2,521,659)      (1,128,045)
      Proceeds from Mortgage Financing                       1,595,182               0                0          346,144
      Redemption of Limited Partnership Units                        0        (416,894)        (666,120)               0
      Mortgage Principal Payments                              (91,017)        (84,961)        (166,423)      (1,223,946)
                                                       ---------------- --------------- ---------------- ----------------
Net Cash Provided (Used) by Financing Activities               729,624      (2,612,668)      (3,354,202)      (2,005,847)
                                                       ---------------- --------------- ---------------- ----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          (757,560)     (4,434,472)      (4,592,605)       3,261,352
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD              5,271,107       9,863,712        9,863,712        6,602,360
                                                       ---------------- --------------- ---------------- ----------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                   $4,513,547      $5,429,240       $5,271,107       $9,863,712
                                                       ================ =============== ================ ================


                              FIRST WILKOW VENTURE
                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND
                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

                                                               Six Months Ended               Twelve Months Ended
                                                                   June 31,                       December 31,
                                                       -------------------------------- ---------------------------------
                                                            2006             2005            2005             2004
                                                       ---------------- --------------- ---------------- ----------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE FIXED
    CHARGES

Income (Loss) from continuing operations before
    income taxes, minority interest and income/loss
    from joint ventures                                      ($350,128)       $329,585         $599,935         $732,493
Distributed income of equity investees                         820,635          75,570        1,129,514        2,578,983
                                                       ---------------- --------------- ---------------- ----------------
Adjusted pre-tax earnings from continuing operations           470,507         405,155        1,729,449        3,311,476
Fixed charges less capitalized interest                        788,891         683,270        1,397,751        1,569,380
                                                       ---------------- --------------- ---------------- ----------------
Earnings from continuing operations before fixed
    charges                                                  1,259,398       1,088,425        3,127,200        4,880,856
                                                       ================ =============== ================ ================

FIXED CHARGES
Interest expenses, net of capitalized interest                 772,294         666,673        1,381,154        1,552,783
Capitalized interest                                                 0               0                0                0
Portion of rentals representative of interest factor            16,597          16,597           16,597           16,597
                                                       ---------------- --------------- ---------------- ----------------
Total Fixed Charges                                            788,891         683,270        1,397,751        1,569,380
                                                       ================ =============== ================ ================
Ratio of earnings to fixed charges                                1.60            1.59             2.24             3.11
                                                       ================ =============== ================ ================


PRO FORMA FINANCIAL INFORMATION

Set forth below are pro forma financial statements of the Partnership as of December 31, 2005 and March 31, 2006, assuming that the Offer had been completed and fully subscribed as of such dates.

Our net book value per Unit was $91.69 at December 31, 2005, and $91.94 at March 31, 2006. If the Offer had been completed as of December 31, 2005, and fully subscribed, the net book value of the remaining Units would have been approximately $91.33 per Unit, a decrease of $0.36 per Unit. If the Offer had been completed as of March 31, 2006, and fully subscribed, the net book value of the remaining Units would have been approximately $91.59 per Unit, a decrease of $0.35 per Unit.

Our net earnings per Unit were $11.58 for the year ended December 31, 2005, and $1.50 for the three months ended March 31, 2006. If the Offer had been completed as of December 31, 2005, and fully subscribed, the net earnings per remaining Unit would have been approximately $11.72, an increase of $0.14 per Unit. If the Offer had been completed as of March 31, 2006, and fully subscribed, the net earnings per remaining Unit would have been approximately $1.52, an increase of $0.02 per Unit.

                              FIRST WILKOW VENTURE
                             (A LIMITED PARTNERSHIP)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                        June 30, 2006    December 31, 2005
                                                                       ---------------- ---------------------
                                     ASSETS

REAL ESTATE AND INVESTMENTS IN REAL ESTATE PARTNERSHIPS

Real Estate:
                       Land                                                 $4,030,069            $4,030,069
                       Buildings and Improvements                           37,917,854            36,234,771
                       Fixtures and Equipment                                    5,329                23,511
                                                                       ---------------- ---------------------
                                    Total                                   41,953,252            40,288,351
                       Less-Accumulated Depreciation                        15,545,609            15,201,137
                                                                       ---------------- ---------------------
                                    Net Real Estate                         26,407,643            25,087,214
Investments in Real Estate Partnerships                                      3,276,659             3,399,869
                                                                       ---------------- ---------------------
                                    Total                                   29,684,302            28,487,083
                                                                       ---------------- ---------------------

LOANS RECEIVABLE                                                                86,963                86,963
                                                                       ---------------- ---------------------

OTHER ASSETS
                       Cash and Cash Equivalents                             4,281,747             5,039,307
                       Certificates of Deposit - Restricted                          0               250,000
                       Receivables and Prepaid Expenses                      1,317,593             1,161,729
                       Deposits                                              1,080,076             1,070,346
                       Deferred Charges                                      1,658,141             1,445,438
                                                                       ---------------- ---------------------
                                    Total                                    8,337,557             8,966,820
                                                                       ---------------- ---------------------

                                    TOTAL ASSETS                           $38,108,822           $37,540,866
                                                                       ================ =====================

                        LIABILITIES AND PARTNERS' CAPITAL

MORTGAGES PAYABLE                                                          $20,976,181           $19,472,016

OTHER LIABILITIES
                       Accounts Payable & Accrued Expenses                      68,603               164,525
                       Accrued Property Taxes                                1,343,703             1,330,033
                       Deferred State Income Taxes                             128,000               128,000
                       Security Deposits and Prepaid Rent                      507,934               414,622
                                                                       ---------------- ---------------------
                                    Total                                    2,048,240             2,037,180
                                                                       ---------------- ---------------------

MINORITY INTEREST                                                            1,079,060             1,318,958
                                                                       ---------------- ---------------------

PARTNERS' CAPITAL                                                           14,005,341            14,712,712
                                                                       ---------------- ---------------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                                    $38,108,822           $37,540,866
                                                                       ================ =====================

BOOK VALUE PER UNIT                                                             $86.94                $91.33
                                                                       ================ =====================

                              FIRST WILKOW VENTURE
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 2006 AND
                      TWELVE MONTHS ENDED DECEMBER 31, 2005

                                                                                  Six Months      Twelve Months
                                                                                Ended June 30,    Ended Dec. 31,
                                                                                     2006              2005
                                                                                ---------------- ---------------
REVENUES
             Rental Income                                                           $3,742,220      $8,052,653
             Interest Income                                                            111,190         218,226
             Gain on disposal of real estate and other revenue                           85,648         119,925
                                                                                ---------------- ---------------
                                                                                      3,939,058       8,390,804
                                                                                ---------------- ---------------

PARTNERSHIP INVESTMENTS' INCOME
             Share of Net Income                                                        785,678       2,031,436
                                                                                ---------------- ---------------

EXPENSES
             Operating Expenses                                                       2,093,740       4,137,910
             Real Estate Taxes                                                          659,399       1,324,139
             Depreciation and Amortization                                              779,497       1,276,562
             Interest Expense                                                           772,294       1,381,154
             General and Administrative                                                  72,509         135,131
                                                                                ---------------- ---------------
                                                                                      4,377,439       8,254,896
                                                                                ---------------- ---------------

INCOME BEFORE MINORITY INTEREST                                                         347,297       2,167,344


MINORITY INTEREST IN SUBSIDIARIES'
         NET INCOME                                                                   (280,127)       (279,196)
                                                                                ---------------- ---------------

NET INCOME                                                                              $67,170      $1,888,148
                                                                                ================ ===============

NET INCOME PER UNIT                                                                       $0.42          $11.72
                                                                                ================ ===============

                              FIRST WILKOW VENTURE
                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                      THREE MONTHS ENDED MARCH 31, 2006 AND
                      TWELVE MONTHS ENDED DECEMBER 31, 2005

                                                                            Six Months      Twelve Months
                                                                            Ended June     Ended Dec. 31,
                                                                             30, 2006           2005
                                                                          --------------- ----------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE FIXED CHARGES
Income (Loss) from continuing operations before income
        taxes, minority interest and income/loss from joint ventures           ($350,128)        $599,935
Distributed income of equity investees                                           820,635        1,129,514
                                                                          --------------- ----------------
Adjusted pre-tax earnings from continuing operations                             470,507        1,729,449
Fixed charges less capitalized interest                                          788,891        1,397,751
                                                                          --------------- ----------------
Earnings from continuing operations before fixed charges                       1,259,398        3,127,200
                                                                          =============== ================

FIXED CHARGES
Interest expenses, net of capitalized interest                                   772,294        1,381,154
Capitalized interest                                                                   0                0
Portion of rentals representative of interest factor                              16,597           16,597
                                                                          --------------- ----------------
Total Fixed Charges                                                              788,891        1,397,751
                                                                          =============== ================
Ratio of earnings to fixed charges                                                  1.60             2.24
                                                                          =============== ================


UNIT OWNERSHIP OF THE GENERAL PARTNERS

The following table shows the amount of Units beneficially owned as of July 1, 2006, by Marc R. Wilkow and Clifton J. Wilkow (who are the only general partners and executive officers of the Partnership) and each of their associates and wholly owned subsidiaries.

Neither Marc Wilkow nor Clifton Wilkow directly owns any Units. Beneficial ownership includes Units currently owned, and Units that a person has a right to vote or transfer, and any Units that a person has a right to acquire within 60 days. Except as noted below, each holder has sole voting and investment power with respect to Units listed as owned. Assuming the offer is fully subscribed, the percentage of Units held by each remaining Unit holder (including the holders listed below) will be increased by a factor of approximately 1.18%.


        Holder                                              Number of Units           Percentage of Units
        ------                                              ---------------           -------------------
        Marc R. Wilkow                                        35,284(1)                    21.69%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Clifton J. Wilkow                                     41,572(2)                    25.55%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Marc R. Wilkow Revocable Trust                         3,773                       2.32%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Clifton J. Wilkow Revocable Trust                      5,418                       3.33%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Gisa W. Slonim Irrevocable Trust                       11,779                      7.24%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Gregg J. Wilkow Trust #2                               1,916                       1.18%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622


        E. Jordan Wilkow Trust #2                                     1,916                      1.18%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Brett M. Wilkow Trust #2                                      1,916                      1.18%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        Brenda M. Wilkow Revocable Trust                              1,105                      0.68%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        William W. Wilkow Marital Trust                              18,427                     11.33%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

        MJW Investments, Ltd.                                           200                      0.12%
        180 North Michigan Avenue, Suite 200
        Chicago, Illinois 60601
        (312) 726-9622

(1) Includes 3,773 shares held by the Marc R. Wilkow Revocable Trust, of which Marc Wilkow is trustee, 11,779 shares held by the Gisa W. Slonim Irrevocable Trust, of which Marc Wilkow is co-trustee and has shared voting and investment power, 18,427 shares held by the William W. Wilkow Marital Trust, of which Marc Wilkow is co-trustee and has shared voting and investment power, 1,105 shares held by the Brenda M. Wilkow Revocable Trust, of which Marc Wilkow's wife is the trustee, and as to which Marc Wilkow disclaims any beneficial ownership, and 200 shares held by MJW Investments, Ltd., of which Marc Wilkow owns 50% and has shared voting and investment power.

(2) Includes 5,418 shares held by the Clifton J. Wilkow Revocable Trust, of which Clifton Wilkow is trustee, 11,779 shares held by the Gisa W. Slonim Irrevocable Trust, of which Clifton Wilkow is co-trustee and has shared voting and investment power, 18,427 shares held by the William W. Wilkow Marital Trust, of which Clifton Wilkow is co-trustee and has shared voting and investment power, 1,916 shares held by the Gregg J. Wilkow Trust #2, of which Clifton Wilkow is trustee, 1,916 shares held by the E. Jordan Wilkow Trust #2, of which Clifton Wilkow is trustee, 1,916 shares held by the Brett M. Wilkow Trust #2, of which Clifton Wilkow is trustee, and 200 shares held by MJW Investments, Ltd., of which Clifton Wilkow owns 50% and has shared voting and investment power.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the Offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington, D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

The SEC allows us to incorporate by reference into this Offer to Purchase information contained in our annual, quarterly and current reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is modified or superseded by information contained in this Offer to Purchase or any other subsequently filed document.

The financial information incorporated by reference is an important part of this Offer to Purchase and we urge all eligible Unit holders to read this financial information in its entirety before tendering their Units.

The following documents have been filed by us with the SEC and are incorporated by reference into this Offer to Purchase:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

         2. Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

         3. Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

         4.  Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration of the Offer, or any extension thereof.

The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

The documents containing information incorporated by reference into this Offer to Purchase are available without exhibits unless exhibits are also incorporated by reference, without charge upon request to the Partnership. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

Additional copies of this Offer to Purchase, the letter of transmittal or other Offer materials may also be obtained by contacting the Partnership by mail, telephone or e-mail as follows:

         First Wilkow Venture
         180 North Michigan Avenue, Suite 200
         Chicago, Illinois 60601
         (312) 726-9622

                                    EXHIBIT A

                              FIRST WILKOW VENTURE

                              CONSOLIDATED BOOK AND
                        LIQUIDATION VALUE BALANCE SHEETS

                                DECEMBER 31, 2005

                              FIRST WILKOW VENTURE
                             (a Limited Partnership)
             CONSOLIDATED BOOK AND LIQUIDATION VALUE BALANCE SHEETS
                              At December 31, 2005




                                                                                  Book                   Liquidation
             ASSETS                                                               Value                     Value
                                                                           --------------------        -----------------
REAL ESTATE AND INVESTMENT IN REAL ESTATE PARTNERSHIPS
        Real Estate:
                Land                                                                 $2,857,579
                Buildings and improvements                                           23,414,577
                Fixtures and equipment                                                   23,511
                                                                           --------------------
                             Total                                                   26,295,667
                Less accumulated depreciation                                        13,314,768
                                                                           --------------------
        Net Real Estate (Schedule A)                                                 12,980,899              $18,431,418
        Investments in Real Estate Partnerships (Schedule B)                          5,565,368                7,794,951
                                                                           --------------------        -----------------
                Total                                                                18,546,267               26,226,369
                                                                           --------------------        -----------------

LOANS RECEIVABLE (Schedule C)                                                            86,963                   86,963
                                                                           --------------------        -----------------

OTHER ASSETS
       Cash & Cash Equivalents                                                        4,671,281                4,671,281
       Receivables                                                                      617,054                  617,054
       Deposits and Prepaid Expenses                                                    731,885                  731,885
       Deferred Charges                                                                 801,962                        0
                                                                           --------------------        -----------------
                Total                                                                 6,822,182                6,020,220
                                                                           --------------------        -----------------

                Total Assets                                                        $25,455,412              $32,333,552
                                                                           ====================        =================


        LIABILITIES AND PARTNERS' CAPITAL

MORTGAGES PAYABLE (Schedule C)                                                      $10,812,016              $10,812,016

OTHER LIABILITIES
       Accounts payable and accrued expenses                                             29,641                   29,641
       Accrued property taxes                                                           830,213                  830,213
       Deferred state income taxes                                                      128,000                  128,000
       Security deposits and prepaid rent                                               280,837                  280,837
                                                                           --------------------        -----------------
                Total                                                                 1,268,691                1,268,691
                                                                           --------------------        -----------------

PARTNERS' CAPITAL (162,986 units)                                                    13,374,705               20,252,845
                                                                           --------------------        -----------------
                                                                                     ($82/unit)              ($124/unit)

                Total Liabilities and Partners' Capital                             $25,455,412              $32,333,552
                                                                           ====================        =================


                              FIRST WILKOW VENTURE

                                   SCHEDULE A

                                   REAL ESTATE
                              100% OWNED PROPERTIES
                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005


                                                                 Book Value                                  Cost
                                                     -----------------------------------       ---------------------------------
               Property Description                               Land         Building                  Land          Building
                                                                  ----         --------                  ----          --------

----------------------------------------------------

180 N. Michigan - 23-story office building                   1,061,120        7,794,390             1,061,120        17,634,619
containing 216,010 net rentable square feet,
located at Lake St. and Michigan Ave. in downtown
Chicago, Illinois.  The land area comprises 12,358
sq. ft.

Naperville Office Court - 5.5 acres of land with a           1,796,459        2,328,930             1,796,459         5,803,469
66,405 net rentable square foot, one-story office           ----------      -----------            ----------       -----------
building located in Naperville, Illinois

                   TOTALS                                   $2,857,579      $10,123,320            $2,857,579       $23,438,088
                                                            ==========      ===========            ==========       ===========

                   COMBINED TOTALS                                          $12,980,899                             $26,295,667
                                                                            ===========                             ===========



                                                          Liquidation Value - Building & Land
                                                          -------------------------------------
               Property Description                           Dec. 31, 2005      Dec. 31, 2004
                                                              -------------      -------------

----------------------------------------------------

180 N. Michigan - 23-story office building                    12,927,700(a)         12,283,280
containing 216,010 net rentable square feet,
located at Lake St. and Michigan Ave. in downtown
Chicago, Illinois.  The land area comprises 12,358
sq. ft.

Naperville Office Court - 5.5 acres of land with a             5,503,718(b)          5,372,952
66,405 net rentable square foot, one-story office                ----------         ----------
building located in Naperville, Illinois

                   TOTALS                                       $18,431,418        $17,656,232
                                                                ===========        ===========

                   COMBINED TOTALS

                              FIRST WILKOW VENTURE

                                   SCHEDULE B

                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005



                       Property Description                         Book Value          Cost          Liquidation Value
------------------------------------------------------------------- ----------          ----    ------------------------------------
                                                                                                  Dec. 31, 2005        Dec. 31, 2004
                                                                                                  -------------        -------------
M & J /Clark Street LLC - 577 units representing a 17.48%              415,779       577,000         218,683(c)              410,247
interest in M & J /Clark Street LLC, which owns a 20.00%
interest in 20 South Clark Street, LLC, which owns 20 South
Clark, an office building located in Chicago, Illinois.

209 West Jackson LLC -- a 71% interest in 209 West Jackson LLC       2,165,500     2,165,500       1,341,423(d)              710,158
which owns an office building located in Chicago, Illinois.

M & J /Prospect Crossing LP -- 530 units representing an 11.43%         55,748        55,748          55,748(e)              606,320
interest in M & J /Prospect Crossing LP, which owns Centre at
Lake in the Hills, a shopping center located in Illinois.  The center was sold in 2005.

Arlington LLC -- 1,506 units representing a 37.65% interest in               0             0               0(f)              203,874
Arlington LLC which owed Annex of Arlington Heights, a community center located in Arlington Heights, Illinois.  The center was sold in 2004.

M & J /NCT Louisville LP - 300 units representing a 23.72%              48,613        48,613          48,613(g)              320,700
interest in   M & J /NCT Louisville LP which has a 10% interest
in CMJ/NCT Louisville LLC.  CMJ/NCT Louisville LLC is a 50% owner of NCT Louisville LLC, which was formed to acquire National City
Tower, a 712,533 square foot office tower located in Louisville,
Kentucky.  The office tower was sold in 2005.

Wilkow/Retail LP -- 3 units representing a .75% interest in              2,799         2,799             927(h)                1,272
Wilkow/Retail LP which has a 5.60% interest in M & J/Retail LP

L-C Office Partnership IV -- 2,434 units representing 74.69%             4,274       421,509               0(i)              189,852
interest in L-C Office Partnership IV which owns 94% of Lake Cook
Office Development-Building Four LP which has a 57.915% interest in DFA Limited Partnership which has a 10% interest in Dover
Farms LP which owns Dover Farms Apartments.  This section also includes .6393 units representing a .64% interest in Lake Cook
Office Development Building Four LP

Duke Realty Limited Partnership -- 50,502 units of partnership          235,654     420,539       1,664,041(j)             1,699,897
interest in Duke Realty Limited Partnership which are ultimately convertible into a corresponding number of Duke Realty
Corporation ("REIT") common stock shares

                              FIRST WILKOW VENTURE

                                   SCHEDULE B

                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005


                       Property Description                          Book Value        Cost           Liquidation Value
------------------------------------------------------------------   ----------        ----    -------------------------------------
                                                                                                  Dec. 31, 2005        Dec. 31, 2004
                                                                                                  -------------        -------------
M & J LaSalle Office Tower LLC -- 478 units representing a 32.00%       478,830     478,000         478,000(k)                   n/a
interest in M & J /LaSalle Office Tower LLC.  M & J /LaSalle
Office Tower LLC has an interest in 203 North LaSalle Street, an office building in downtown Chicago.

M & J /LaSalle Associates -- A 0.2262% interest in M & J /LaSalle        50,542     114,481          20,882(l)                 8,558
Associates which as a 76.732% interest in North LaSalle Street
Limited Partnership.

Grove Office Buildings
    M & J /Grove -- 1,962 units representing a 27.34% interest in       285,269   1,029,100         792,648(m)               735,750
    M & J /Grove Limited Partnership which owns an office complex in Wheaton, Illinois.

    Wilkow/Grove -- 7 units representing a 3.02% interest in                  0           0           3,731(n)                 3,500
    Wilkow/Grove Partners LP which has a 3.14% interest
    in M & J /Grove LP.

First Candlewick Associates -- 55 units representing an 11.96%          125,950     116,050         127,435(o)               124,630
interest in First Candlewick Associates which holds multiple
Partnership and Debenture investments.

Second Wilkow Venture -- 197 units representing a 4.89% interest         64,813      64,813         108,350(p)                91,211
in Second Wilkow Venture which holds multiple Partnership and
Debenture investments.

M & J/2121 K Street -- 215 units representing a 7.28% interest in        33,385      33,385          33,385(q)               215,000
M & J /2121 K Street, LLC which has a 22% interest in 2121 K
Street LLC, which owns 2121 K Street, an office building located in Washington, D.C.  The office building was sold in 2005.

M & J/Eden Prairie, LP -- 64 units representing a 26.44%                      0           0          19,743(r)                21,857
interest in M & J/Eden Prairie, LP which has a 10%
interest in Eden Prairie Retail LLC, which owned  the Tower
Square S.C. in Minneapolis, Minnesota.  The property was sold in
2004.

                              FIRST WILKOW VENTURE

                                   SCHEDULE B

                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005


                       Property Description                          Book Value          Cost       Liquidation Value
-------------------------------------------------------------------  ----------          ----   -----------------------------------
                                                                                                Dec. 31, 2005        Dec. 31, 2004
                                                                                                -------------        -------------
Centennial FWV LLC - a 21.17% undivided interest in Centennial          774,123       635,000     868,695(s)               837,679
Village Phase II, a shopping center in Rosewell, Georgia

M & J/Retail LP -- 3,745 units representing a 52.75% interest                 0             0   1,108,520(t)             1,539,195
in M & J/Retail LP.  M & J/Retail owns partnership
interests in seven additional retail centers.

M & J/Louisville LLC -- 250 units representing a 11.26% interest         45,119        49,119       45,119(u)              324,750
in M & J/Louisville LLC which has a 33.33% interest in NW
Acquisition Company LLC which has a 90% interest in CMJ/NCT
Louisville, LLC which has a 50% interest in NCT Louisville LLC which owns National City Tower in Kentucky. National City Tower was
sold in 2005.

M & J /Battery LLC -- 300 units representing a 15.79% interest          260,688       300,000     333,000(v)               296,400
in M & J /Battery LLC. M & J /Battery has a 14.50% interest in
600 Battery Street LLC, which owns 600 Battery Street in San
Francisco, California.

Metro Equities Call Units -- 373 Call units representing a              414,054       373,000     416,268(w)               373,000
65.61% interest in Metro Equities, Ltd., which owns an 8.83%
co-tenancy interest in Walnut Creek Retail & Storage Center, located in Walnut Creek, California.

M & J/Warrenville, LLC -- 186 units representing a 4.20%                104,228       109,740     109,740(v)                   n/a
interest in M & J Warrenville, LLC, which owns an
effective interest of approximately .75% in Naperville Woods, a two-building office complex located in Naperville, Illinois.
                                                                     ----------    ----------     ----------            ----------
TOTALS                                                               $5,565,368    $6,990,396     $7,794,951            $8,713,850
                                                                     ==========    ==========     ==========            ==========


Loans Receivable

     L-C Office Partnership IV                                   $ 71,872
     Lake Cook Office Development-Bldg. IV LP                      15,091
                                                                   ------
                   TOTAL                                          $86,963
                                                                  =======

                              FIRST WILKOW VENTURE

                                   SCHEDULE B

                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005



                       Property Description                       Book Value       Cost              Liquidation Value
----------------------------------------------------------        ----------       ----  -------------------------------------------
                                                                                                 Dec. 31, 2005        Dec. 31, 2004
                                                                                                 -------------        -------------
 Mortgages Payable

     180 North Michigan                                6,691,646
        Naperville Office Court                        4,120,370
                                                       ---------
            TOTAL                                    $10,812,016
                                                     ===========



                                                         NOTES
Footnote   Asset                                                   Valuation Methodology                         Liquidation Value
--------   -----                            -------------------------------------------------------------------- -----------------
     (a)   180 North Michigan Ave.          A 8.00% cap of 2006 budgeted NOI after reserve                               59.84/RSF
     (b)   Naperville Office Court          A 9.75% cap of 2006 budgeted NOI after reserve and cost of lease up          82.46/RSF
     (c)   M & J/Clark Street LLC           Comparable sales of downtown office product                               379/LLC Unit
     (d)   209 West Jackson                 Recapitalization property value                                              80.11/RSF
     (e)   M & J/Prospect Crossing LP       Remaining partner capital balance                                       105.12/LP Unit
     (f)   Arlington LLC                    Remaining partner capital balance                                           0/LLC Unit
     (g)   M & J/NCT Louisville LP          Remaining partner capital balance                                       162.04/LP Unit
     (h)   Wilkow/Retail LP                 Cumulative total of individual partnership holdings                        309/LP Unit
     (i)   L-C Office Partnership IV        Recapitalization property value is less than preferred position              0/LP Unit
     (j)   Duke Realty Limited Partnership  50,502 Duke Realty LP Units at "DRE" 12/31/05 closing price              32.95/LP Unit
     (k)   M & J LaSalle Office Tower LLC   Acquisition value                                                       1,000/LLC Unit
     (l)   M & J/LaSalle Associates         Acquisition value of replacement property                                  92,318/Unit
     (m)   M & J/Grove                      Blended 12/31/05 value of 981 Class "A" and 981 Call unit                  375/LP Unit
                                            investments
     (n)   Wilkow/Grove                     An  8.50% cap of 2006 budgeted NOI after capital and reserves              533/LP Unit
     (o)   First Candlewick                 Cumulative total of partnership holdings                                 2,317/LP Unit
     (p)   Second Wilkow Venture            Cumulative total of partnership holdings                                   550/LP Unit
     (q)   M & J/2121 K Street              Remaining partner capital balance                                      155.28/LLC Unit
     (r)   M & J/Eden Prairie, LP           Remaining partner capital balance                                       308.48/LP Unit
     (s)   Centennial FWV LLC               21.17 % interest of total net partnership operating value of                142.90/RSF
                                            $4,104,000
     (t)   M & J/Retail L.P.                Cumulative total of partnership holdings                                   296/LP Unit
     (u)   M & J/Louisville LLC             Remaining partner capital balance                                      180.48/LLC Unit
     (v)   M & J/Battery, LLC               A 10.50% cap of 2006 budgeted NOI after reserve                         1,110/LLC Unit
     (w)   Metro Equities                   A 7.00% cap of 2006 budgeted NOI                                        1,116/LLC Unit
     (v)   M & J/Warrenville, LLC           Acquisition value                                                       1,000/LLC Unit